Exhibit 99.1

DERMTECH REPORTS FIRST-QUARTER 2024 FINANCIAL RESULTS

-Average selling price (ASP) for the DermTech Melanoma Test (DMT) increased 24 percent year-over-year
-Test revenue increased 7 percent versus the first quarter of 2023

SAN DIEGO – May 14, 2024 – DermTech, Inc. (NASDAQ: DMTK) (DermTech or the Company), a leader in precision dermatology enabled by a non-invasive skin genomics technology, today reported its first-quarter 2024 financial results.

First-Quarter 2024 Financial Results
•Billable sample volume declined 14 percent from the first quarter of 2023 to approximately 15,360.
•Test revenue was $3.7 million, up 7 percent from the first quarter of 2023, primarily due to a higher ASP for the DMT.
•Total revenue was $3.8 million, an 11 percent increase from the first quarter of 2023, driven by higher test revenue.
•Cost of test revenue was $3.1 million, a 19 percent decrease from the first quarter of 2023, yielding a test gross margin of 16 percent, compared to negative 11 percent for the first quarter of 2023. Cost of test revenue decreased primarily because of lower employee-related costs.
•Sales and marketing expenses were $7.8 million, a 49 percent decrease from the first quarter of 2023. The decrease was primarily attributable to lower employee-related and marketing expenditures.
•Research and development expenses were $3.3 million, a 26 percent decrease from the first quarter of 2023, largely due to lower employee-related and clinical study costs.
•General and administrative expenses were $10.1 million, a 15 percent decrease from the first quarter of 2023. The decrease was driven primarily by lower employee-related costs. The first quarter of 2024 also included an approximately $1.3 million non-recurring restructuring charge.
•Net loss was $20.0 million, or ($0.58) per share, which included $2.7 million of non-cash stock-based compensation expense, as compared to $31.3 million, or ($1.02) per share, for the first quarter of 2023, which included $4.7 million of non-cash stock-based compensation expense.

•Cash, cash equivalents, restricted cash and short-term marketable securities were $42.4 million as of March 31, 2024.
About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics technology. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected using its Smart StickersTM. DermTech develops and markets products that facilitate the assessment of melanoma. For additional information, please visit www.dermtech.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “explore,” “estimate,” “project,” “budget,” “forecast,” ”aim,” “runway,” "outlook," “anticipate,” “intend,” “plan,” “strive," “may,” “will,” “sustain,” “remain," “continue,” “could,” “should,” “believe,” “predict,” “potential,” and similar expressions are intended to identify such forward‑looking statements. These forward-looking statements include, without limitation, expectations, evaluations and other statements with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products; expectations regarding DermTech’s, future financial performance and ability to reduce cost, expenses and cash burn, including as a result of DermTech’s restructuring plan; and the prospects for DermTech’s review and evaluation of potential strategic alternatives; and the terms, timing, structure, benefits and costs of any strategic transaction and whether one will be consummated at all. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional capital when and as needed or on acceptable terms or its ability to complete a strategic transaction, the failure of which may result in DermTech having to further curtail its operations, liquidate or otherwise dispose of assets, wind-down or cease operations entirely, any of which may result in stockholders receiving limited or no value for their investment; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by government payers (including Medicare) and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to manage its existing and potential future operations (including with respect to processing test orders), retain its key employees, maintain or improve its operating efficiency and reduce operating expenses, including, in each case, after the restructuring actions are complete; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; (9) the potential outcome and timing of DermTech’s announced process to explore strategic alternatives, including the potential that no such transaction will be completed in a timely manner or at all or that such a transaction will result in significant or any value to stockholders; (10) DermTech’s ability to continue as a going concern and (11) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com

DERMTECH, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues:
Test revenue	$3,677	$3,425
Contract revenue	168	52
Total revenues	3,845	3,477
Cost of revenues:
Cost of test revenue	3,085	3,791
Cost of contract revenue	47	30
Total cost of revenues	3,132	3,821
Gross profit/(loss)	713	(344)
Operating expenses:
Sales and marketing	7,817	15,417
Research and development	3,266	4,409
General and administrative	10,138	11,875
Total operating expenses	21,221	31,701
Loss from operations	(20,508)	(32,045)
Other income:
Interest income, net	498	782
Change in fair value of warrant liability	—	(7)
Total other income	498	775
Net loss	$(20,010)	$(31,270)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	34,706,491	30,557,216
Net loss per share of common stock outstanding, basic and diluted	$(0.58)	$(1.02)

DERMTECH, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$27,579	$36,741
Short-term marketable securities	11,400	19,123
Accounts receivable	2,497	2,584
Inventory	831	1,004
Prepaid expenses and other current assets	1,892	2,300
Total current assets	44,199	61,752
Property and equipment, net	4,498	4,988
Operating lease right-of-use assets	50,806	51,722
Restricted cash	3,467	3,468
Total assets	$102,970	$121,930
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,913	$1,484
Accrued compensation	5,248	6,664
Accrued liabilities	1,943	2,017
Short-term deferred revenue	203	196
Current portion of operating lease liabilities	3,194	3,069
Current portion of finance lease obligations	17	17
Total current liabilities	12,518	13,447

Long-term finance lease obligations, less current portion	34	38
Operating lease liabilities, long-term	50,424	51,270
Total liabilities	62,976	64,755
Stockholders’ equity:
Common stock, $0.0001 par value per share; 100,000,000 and 100,000,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 34,962,994 and 34,524,677 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	3	3
Additional paid-in capital	483,752	480,929
Accumulated other comprehensive income	184	178
Accumulated deficit	(443,945)	(423,935)
Total stockholders’ equity	39,994	57,175
Total liabilities and stockholders’ equity	$102,970	$121,930